Exhibit 4.8.71- Accessory Document List

Project Name: New Plant Clean System Project of Shenyang Sunshine Pharmaceutical Company Limited

Accessory Documents - List of Electronically Sealed Samples
No.	Item	Eelectronic Document Name
1	URS Response File	URS Responses-SUNTEC090608
2	Minutes of Meeting	SUNTEC Memos 20090608-5
3	Design Drawings	Cover Page of Pipeline.PDF
Catalogue of Pipeline -1.PDF
Cover Page of Interior Decoration.PDF
Catalogue of Interior Decoration-1. PDF
Cover Page of Heating Ventilation.PDF
List of Heating Ventilation Drawings-1.PDF
List of Heating Ventilation Drawings -2.PDF
List of Heating Ventilation Drawings-3.PDF
List of Heating Ventilation Drawings -4.PDF
Electric Cover Page.PDF
Electric Catalogue-1.PDF
Electric Catalogue-2.PDF
Electric Catalogue-3.PDF
4	Electronic Sample (*Equipment)	Electronic Catalogue (1, 3, 4, 5) — Carrier
Electronic Catalogue (2) — Vertical All-Fresh-Air Ventilation Air Conditioner
Electronic Catalogue (6) — GRUNDFOS
Electronic Catalogue (7) — Water Tank
Electronic Catalogue (8) — Exhaust Fan and Fan Box
Electronic Catalogue (9) — Fire Protection and Smoke Control Centrifugal Fan Box
Electronic Catalogue (10) - Fan Filter Units (FFU)
Electronic Catalogue (11) — Pass Window
Electronic Catalogue (12) — Cold Storage
Electronic Catalogue (13) – Sanitation
Electronic Catalogue (17) — Reducing Valve
Self-Control Components